Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES SECOND QUARTER FISCAL 2009 RESULTS

Mountain Grove, Missouri (February 17, 2009) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the second quarter of its fiscal year ending June 30, 2009.

For the quarter ended December 31, 2008, the Company had a net loss of $3.0 million, or $(1.94) per share – diluted, compared to net income of $87,000, or $0.05 per share – diluted for the comparable period in 2007.  The loss in the second quarter of fiscal 2009 compared to the net income for the second quarter of fiscal 2007 was primarily attributable to a $4.2 million provision for loan losses in the 2008 quarter compared to a provision of $145,000 in the 2007 quarter. In addition, there was an increase in non-interest expense and a decrease in non-interest income between the periods. These items were partially offset by a small increase in net interest income between the periods and an income tax benefit in the 2008 period as opposed to an income tax provision in the 2007 period.

Net interest income increased by $6,000 during the quarter ended December 31, 2008 compared to the prior year. This was the result of a decrease of $599,000, or 30.0%, in interest expense from $2.0 million in the second quarter of fiscal 2008 to $1.4 million in the comparable quarter of fiscal 2009, which was offset by a decrease of $593,000, or 15.6%, in interest income from $3.8 million in the fiscal 2008 quarter to $3.2 million in the fiscal 2009 quarter. The decrease in interest expense was the result of a decrease in the average cost on interest-bearing liabilities from 3.87% in the 2007 period to 2.78% in the 2008 period, which was partially offset by an increase of $5.4 million in the average balances of interest-bearing liabilities from $199.4 million in 2007 to $204.8 million in 2008. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 6.76% in the 2007 period to 5.82% in the 2008 period, which was partially offset by an increase in the average balance of interest-earning assets of $4.5 million from $219.1 million in 2007 to $223.6 in 2008. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past twelve to eighteen months.

On December 31, 2008, the Company issued a press release and filed a Form 8-K with the Securities and Exchange Commission  announcing that it anticipated recording a provision for loan losses of between $4.0 million and $4.5 million during the quarter ended December 31, 2008. The actual provision for loan losses in the quarter ended December 31, 2008 was $4.2 million compared to $145,000 during the quarter end December 31, 2007. The $4.2 million provision resulted from an in depth review and analysis of the Bank’s loan portfolio brought about by a continually worsening economy, a change in management and the departure of several loan officers. The review focused primarily on commercial real estate loans, multi-family real estate loans, development loans and commercial business loans. As a result of this review, the Bank added 65 loans with principal balances totaling $12.6 million to either the classified asset list or the internal watch list. Additionally, 33 loans which had appeared on either the classified asset list or the internal watch list at  November 30, 2008 were downgraded. The $4.2 million provision for loan losses included $3.2 million on 19 loans totaling $5.3 million made to six individuals or related parties.

There was a decrease of $7,000 in non-interest income during the quarter ended December 31, 2008 compared to the prior year. This was the result of a decrease in of $27,000 in gain on the sale of loans and a decrease of $28,000 service charges and other fee income. These decreases were partially offset by a change in net gain on the sale of property and equipment and real estate owned from a loss of $25,000 during the 2007 quarter to a loss of $14,000 during the 2008 quarter, and by increases of $18,000 in income from BOLI and $20,000 in other income. The decrease in profit on the sale of loans is due to the reduced volume of lending activity during the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007.

Non-interest expense increased by $82,000 during the quarter ended December 31, 2008 compared to the same quarter one year earlier.  There were increases in compensation and benefits and other expenses of $64,000 and

$70,000, respectively. These increases were partially offset by decreases in occupancy and equipment expense and professional fees of $14,000 and $38,000, respectively. The increase in compensation and benefits was the result of increases in directors’ fees and health insurance costs, as well as, normal increases in salary and payroll taxes.

During the quarter ended December 31, 2008, an income tax benefit of $962,000 was recorded, compared to income tax expense of $114,000 for the quarter ended December 31, 2007. The  pre-tax loss of  $4.0 million during the 2008 quarter was reduced on an after tax basis as a result of the  decision to cash in the Bank’s BOLI, an offsetting tax provision of approximately $562,000 was required. This increase in the tax provision was required because income recorded on the BOLI had been non-taxable, so no tax provision had been previously recorded.

For the six months ended December 31, 2008, the Company had a net loss of $2.8 million, or $(1.78) per share – diluted, compared to net income of $312,000, or $0.20 per share – diluted for the comparable period in 2007.  The loss in the first six months of fiscal 2009 compared to the net income in the first six months of fiscal 2008 was primarily attributable to a $4.4 million provision for loan losses in the 2008 period compared to a provision of $152,000 in the 2007 period. In addition, there was an increase in non-interest expense and a decrease in non-interest income between the periods. These items were partially offset by an increase in net interest income between the periods and an income tax benefit in the 2008 period as opposed to an income tax provision in the 2007 period.

Net interest income increased by $244,000 during the six months ended December 31, 2008 compared to the prior year. This was the result of a decrease of $1.2 million, or 28.6%, in interest expense from $4.1 million in the first six months of fiscal 2008 to $2.9 million in the first six months of fiscal 2009. This was offset by a decrease of $920,000, or 12.2%, in interest income from $7.6 million in the fiscal 2008 period to $6.6 million in the fiscal 2009 period.  The decrease in interest expense was the result of a decrease in the average cost on interest-bearing liabilities from 3.95% in the 2007 period to 2.85% in the 2008 period and by a decrease of $2.0 million in the average balances of interest-bearing liabilities from $204.3 million in 2007 to $202.3 million in 2008. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 6.73% in the 2007 period to 5.92% in the 2008 period and by a decrease in the average balance of interest-earning assets of $413,000 from $222.7 million in 2007 to $222.3 in 2008. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past twelve to eighteen months.

The provision for loan losses for the six months ended December 31, 2008 was $4.4 million compared to $152,000 for the six months ended December 31, 2007. For further discussion concerning the increase in the provision for loan losses please see the discussion above concerning  the provision for loan losses for the quarter ended December 31, 2008.

There was a decrease of $34,000 in non-interest income during the six months ended December 31, 2008 compared to the prior year. This was the result of a decrease in of $74,000 in gain on the sale of loans and a change in net gain on the sale of property and equipment and real estate owned from a gain of $12,000 during the 2007 period to a loss of $15,000 during the 2008 period. These decreases were partially offset by increases of $25,000 in services charges and other fee income, $18,000 in income from BOLI and $24,000 in other non-interest income. The decrease in profit on the sale of loans is due to the reduced volume of lending activity during the six months ended December 31, 2008 compared to the six months ended December 31, 2007.

Non-interest expense increased by $107,000 during the six months ended December 31, 2008 compared to the same period one year earlier.  There were increases in compensation and benefits, occupancy and equipment expense and other expenses of $56,000, $72,000 and $50,000, respectively. These increases were partially offset by a decrease in professional fees of $71,000. The increase in compensation and benefits was the result of increases in directors’ fees and health insurance costs, as well as, normal increases in salary and payroll taxes. The increase in occupancy and equipment expense was due primarily to an ongoing effort to improve the appearance and functionality of the Company’s home office and branch offices. While most of the expenditures related to this effort have been capital expenditures, a lesser portion has fallen under the category of repairs and maintenance.

Total consolidated assets at December 31, 2008 were $239.2 million, compared to $249.2 million at June 30, 2008, representing a decrease of $10.1 million, or 4.0%.  Stockholders’ equity at December 31, 2008 was $25.1 million, or 10.5% of assets, compared with $27.1 million, or 10.9% of assets, at June 30, 2008.  Book value per common share decreased to $16.71 at December 31, 2008 from $17.47 at June 30, 2008. The decrease in equity was primarily attributable to the net loss of $2.8 million for the six month period and the payment of a cash dividend on common stock totaling $155,000. These decreases were partially offset by an increase of $878,000, net of taxes, in the market value of available-for-sale securities during the six months ended December 31, 2008.

Net loans receivable decreased $18.9 million, or 11.4%, to $148.1 million at December 31, 2008 from $167.0 million at June 30, 2008. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and in the Bank’s primary market area. The increase in the allowance for loan losses also contributed to the decrease in net loans receivable. Customer deposits decreased $15.8 million, or 8.1%, to $178.8 million at September 30, 2008 from $194.6 million at June 30, 2008. The decrease in deposits is due to declining interest rates which has resulted in a greater amount of rate shopping  by both businesses and consumers, reduced cash flows for consumers due to increasing unemployment, and reduced cash flows to businesses due to both increasing unemployment and fear on the part of consumers who are still employed.

Non-performing assets increased during the first six months of fiscal 2009 by $4.2 million to $8.1 million at December 31, 2008 from $3.9 million at June 30, 2008. There were increases of $3.7 million in non-accrual loans and $687,000 in real estate owned and other repossessed assets. These increases were partially offset by a decrease of, $150,000 in loans delinquent 90 days or more and still accruing.

The Bank continues to operate under a Memorandum of Understanding (“MOU”) with the Office of Thrift Supervision (the “OTS”). All items required by the MOU have been completed, and the Bank has prepared and filed reports with the OTS comparing actual operating results and financial position to the budgeted operating results and financial condition included in the business plan it submitted to the OTS each month since October 2007.

The Company announced a stock repurchase plan for up to 50,000 shares of common stock on June 27, 2008. The plan ended as of December 31, 2008, as scheduled. No purchases were made under this plan as a result of   the general turmoil in the markets and the economy in general during the six month period,.

As of December 31, 2008 the Bank continues to meet all applicable regulatory capital requirements and the Bank remains “well capitalized” under applicable regulations.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri, and a loan origination office in Springfield, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Thomas Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Six Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Operating Data:

Total interest income	$3,215	$3,808	$6,632	$7,552

Total interest expense	1,397	1,996	2,904	4,068

Net interest income	1,818	1,812	3,728	3,484

Provision for loan losses	4,230	145	4,379	152
Net interest income after provision

For loan losses	(2,412)	1,667	(651)	3,332

Non-interest income	674	681	1,431	1,465

Non-interest expense	2,229	2,147	4,386	4,279

Income (loss) before income tax	(3,967)	201	(3,606)	518

Income tax expense (benefit)	(962)	114	(846)	206

Net income (loss)	$(3,005)	$87	$(2,760)	$312

Net income (loss) per share-basic	$(1.94)	$0.05	$(1.78)	$0.20

Net income (loss) per share-diluted	$(1.94)	$0.05	$(1.78)	$0.20

	At	At
	December 31,	June 30,
Financial Condition Data:	2008	2008

Total assets	$239,156	$249,232

Loans receivable, net	148,059	167,035

Non-performing assets	8,095	3,879
Cash and cash equivalents, including

interest-bearing deposits	17,538	17,010

Investment securities	51,513	45,572

Customer deposits	178,835	194,593

Borrowed funds	33,787	26,648

Stockholders' equity	25,082	27,100
Book value per share	$16.17	$17.47